UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2011

EXELIS INC.
(Exact name of registrant as specified in its charter)

Indiana	001-35228	45-2083813

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1650 Tysons Boulevard, Suite 1700
McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)
(703) 790-6300
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
David F. Melcher Employment Letter
     On October 14, 2011, Exelis Inc. (the “Company”) and David F. Melcher entered into an employment letter (the “Employment Letter”) setting forth the terms and conditions of his employment as Chief Executive Officer and President of the Company effective upon the consummation of the previously announced spin-off of the Company from ITT Corporation (the “Spin-Off”). Pursuant to the letter, Mr. Melcher is entitled to a beginning annual base salary of $930,000 and is also eligible for a 2012 target annual incentive equal to 100% of his base salary and a 2012 target long-term incentive compensation opportunity equal to $3,800,000. The letter also provides that Mr. Melcher will receive a Founders’ Grant in connection with the Spin-Off composed of nonqualified stock options and restricted stock units with terms set forth in the Employment Letter and having an aggregate value of $5,700,000. If the Company terminates his employment other than for cause (as defined in the Employment Letter) and other than as a result of his death or disability, in each case prior to his normal retirement date, he will, subject to certain conditions and limitations set forth in the Employment Letter, be entitled to severance pay in an amount equal to two times the sum of his then-current annual base salary and target annual incentive payable in installments over 24 months and will also be entitled to receive certain benefits during that time. The description above of the terms and conditions of Mr. Melcher’s employment letter with the Company is qualified in its entirety by reference to the Employment Letter, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit
No.	Description
10.1	Employment Letter dated as of October 4, 2011 and accepted October 14, 2011, between Exelis Inc. and David F. Melcher

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIS INC.
Date: October 20, 2011	By:	/s/ Ann D. Davidson
Ann D. Davidson

	Its:	Vice President and General Counsel (Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Employment Letter dated as of October 4, 2011 and accepted October 14, 2011, between Exelis Inc. and David F. Melcher